Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	H.O. Woltz III
President and CEO Insteel Industries, Inc. (336) 786-2141, Ext. 3041

INSTEEL INDUSTRIES APPOINTS MARK A. CARANO AS CHIEF FINANCIAL OFFICER

MOUNT AIRY, N.C., May 4, 2020 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced the appointment of Mark A. Carano as Vice President, Chief Financial Officer and Treasurer effective May 18, 2020. Mr. Carano will be succeeding Michael C. Gazmarian, who will be continuing with the Company through July 31, 2020 to assist with the leadership transition.

Mr. Carano joins Insteel from Big River Steel, where he served as Chief Financial Officer. Prior to Big River, he served in senior management roles with Babcock & Wilcox Enterprises, including Senior Vice President, Finance and Controller of their Industrial Segment, Senior Vice President, Corporate Development and Strategy, and Corporate Treasurer. Mr. Carano also has 14 years of investment banking experience serving as a Managing Director with Bank of America Merrill Lynch, and in various roles of increasing responsibility with Deutsche Bank and First Union Securities. He earned an BA from Vanderbilt University and an MBA from Northwestern University’s Kellogg Business School.

“It is a pleasure to welcome Mark to the Insteel team,” said H.O. Woltz III, Insteel’s President and CEO. “His broad financial background and strong leadership skills will be a valuable addition and we look forward to his future contributions as we proceed with the execution of our strategic growth plans.”

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

###

1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144
WWW.INSTEEL.COM